UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2015
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Delaware	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2015, Progress Software Corporation (the “Company”) announced that Jerry Rulli, President of the Company’s OpenEdge Business Unit, has been appointed to the newly-created position of Chief Operating Officer, effective immediately. As Chief Operating Officer, Mr. Rulli is now responsible for the alignment of business unit priorities, go-to-market strategies and ensuring operational excellence across the Company and he has assumed responsibility for driving the operations of the three Company business units. Mr. Rulli will continue to manage the OpenEdge Business Unit on a day-to-day basis, Michael Benedict, President, will continue to lead the Data Connectivity and Integration Business Unit, and Karen Tegan Padir, President will continue to lead Application Development and Deployment. Mr. Benedict and Ms. Padir now report to Mr. Rulli.

Mr. Rulli, age 58, joined the Company in August 2014 as President, OpenEdge Business Unit. Prior to that time, from June 2010 to May 2014, Mr. Rulli was Executive Vice President, Worldwide Sales at Iron Mountain. Prior to that time, from March 2004 until December 2009, Mr. Rulli was President, Americas Region at Infor Global Solutions.

There is no arrangement or understanding between Mr. Rulli and any other person pursuant to which Mr. Rulli was selected as an officer or director. There are no family relationships among any of our directors or executive officers. Mr. Rulli has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release relating to the announcement described above, dated July 1, 2015, is furnished as Exhibit 99.1 to this Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Progress Software Corporation dated July 1, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 1, 2015	Progress Software Corporation

		By:	/s/ CHRIS E. PERKINS
Chris E. Perkins
Senior Vice President, Finance and Administration and Chief Financial Officer